FORM OF
                              SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this "Agreement") is made this 24th day of March, 1998, by ________________, a ________________ corporation ("Debtor"), in favor of MERCANTILE BANK NATIONAL ASSOCIATION, as collateral agent (in such capacity, the "Collateral Agent") for the equal and ratable benefit of the "Creditors" (as hereinafter defined).

                                WITNESSETH:

WHEREAS, "Huntco" (as hereinafter defined), Huntco Nevada, Inc., a Nevada corporation, Huntco Steel, Inc., a Delaware corporation, Midwest Products, Inc., a Missouri corporation, HSI Aviation, Inc., a Missouri corporation, the "Banks" (as hereinafter defined) and the "Agent" (as hereinafter defined) are herewith entering into the "Revolving Credit Agreement" (as hereinafter defined); and

WHEREAS, Huntco and the "Noteholders" (as hereinafter defined) are herewith entering into that certain First Amendment to Note Purchase Agreements dated the date hereof (the "First Amendment to Note Purchase Agreements"); and

WHEREAS, as a condition precedent to the Agent and the Banks entering into the Revolving Credit Agreement and to the Noteholders entering into the First Amendment to Note Purchase Agreements, the Creditors have required that Debtor execute and deliver this Agreement to the Collateral Agent for the equal and ratable benefit of the Creditors; and

WHEREAS, in order to induce the Agent and the Banks to enter into the Revolving Credit Agreement and to induce the Noteholders to enter into the First Amendment to Note Purchase Agreements, Debtor has agreed to execute and deliver this Agreement to the Collateral Agent for the equal and ratable benefit of the Creditors;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby covenants and agrees with the Collateral Agent as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the following meanings:

     Agent shall mean Mercantile Bank National Association in its capacity as agent for the Banks under the Revolving Credit Agreement and its successors in such capacity.

     Approving Creditors shall mean the Required Banks and the Required Noteholders acting together.

     Banks shall mean the Banks from time to time party to the Revolving Credit Agreement, and Bank shall mean any one of them.

     Capitalized Lease shall mean any lease of property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

     Collateral Agent shall mean Mercantile Bank National Association in its capacity as collateral agent for the Creditors under the Intercreditor Agreement and the Collateral Documents and its successors in such capacity.

     Collateral Documents shall mean that certain Security Agreement dated the date hereof and executed by Huntco Inc., a Missouri corporation in favor of the Collateral Agent for the equal and ratable benefit of the Creditors, that certain Security Agreement dated the date hereof and executed by Huntco Nevada, Inc. in favor of the Collateral Agent for the equal and ratable benefit of the Creditors, that certain Security Agreement dated the date hereof and executed by Huntco Steel, Inc. in favor of the Collateral Agent for the equal and ratable benefit of the Creditors, that certain Security Agreement dated the date hereof and executed by Midwest Products, Inc. in favor of the Collateral Agent for the equal and ratable benefit of the Creditors, and that certain Security Agreement dated the date hereof and executed by HSI Aviation, Inc. in favor of the Collateral Agent for the equal and ratable benefit of the Creditors, all as the same may from time to time be amended, modified, extended or renewed.

     Commitments shall mean with respect to each Bank the amount of such Bank's commitment to make Revolving Credit Loans, issue Letters of Credit and/or otherwise extend credit to Huntco under the Revolving Credit Agreement.

     Credit Agreements shall mean, collectively, the Note Purchase Agreements and the Revolving Credit Agreement, and Credit Agreement means any one of them.

     Credit Documents shall mean, collectively, the Credit Agreements, the Collateral Documents, the Intercreditor Agreement, the Notes, the Revolving Credit Notes, the Guaranty, the Letter of Credit Applications and all other agreements, documents or instruments from time to time evidencing or governing any Letter of Credit Loan, and Credit Document means any one of them.

     Creditors shall mean, collectively, (i) the Noteholders, (ii) the Banks,
(iii) the Agent and (iv) their respective successors and assigns, in each case as a holder of Secured Obligations, and Creditor shall mean any one of them.

     Eligible Accounts shall have the meaning ascribed thereto in the Revolving Credit Agreement.

     Eligible Inventory shall have the meaning ascribed thereto in the Revolving Credit Agreement.

     Foreclosure shall have the meaning ascribed thereto in the Intercreditor Agreement.

     GAAP shall mean generally accepted accounting principles at the time in the United States.

     Guaranty shall mean collectively that certain Subsidiary Guaranty dated July 14, 1995, and executed by Huntco Nevada, Inc., a Nevada corporation, Huntco Steel, Inc., a Delaware corporation, and Midwest Products, Inc., a Missouri corporation in favor of the Noteholders, as the same may from time to time be amended, modified, extended or renewed and the Subsidiary Guaranty dated March 24, 1998 made by HSI Aviation, Inc., a Missouri corporation in favor of the Noteholders, as the same may from time to time be amended, modified, extended or renewed.

     Huntco shall mean Huntco Inc., a Missouri corporation.

     Intercreditor Agreement shall mean the Collateral Agency and Intercreditor Agreement dated the date hereof by and among Huntco, Huntco Nevada, Inc., Huntco Steel, Inc., Midwest Products, Inc., HSI Aviation, Inc., the Collateral Agent, the Banks, the Agent and the Noteholders, as the same may from time to time be amended, modified, extended or renewed.

     Letters of Credit shall mean all irrevocable standby and/or commercial letters of credit issued and outstanding under the Revolving Credit Agreement, and "Letter of Credit" shall mean any one of them.

     Letter of Credit Applications shall have the same meaning ascribed thereto in the Revolving Credit Agreement.

     Letter of Credit Loans shall mean all loans made or deemed made by a Creditor (whether as the lender or as a participant) to Huntco to reimburse such Creditor for amounts paid in connection with a draw on a Letter of Credit, and "Letter of Credit Loan" shall mean any one of them.

     Lien shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

     Note Purchase Agreements shall mean those certain Note Purchase Agreements dated July 14, 1995, by and among Huntco and the Noteholders as amended by the First Amendment to Note Purchase Agreements dated March 24, 1998, as the same may from time to time be further amended, modified, extended or renewed.

     Noteholders shall mean Principal Mutual Life Insurance Company, Nippon Life Insurance Company of America, TransAmerica Life Insurance and Annuity Company, TransAmerica Assurance Company, TransAmerica Occidental Life Insurance Company, Provident Mutual Life and Annuity Company of America, Berkshire Life Insurance Company, and The Security Mutual Life Insurance Company of Lincoln, Nebraska.

     Notes shall mean, collectively, the 8.13% Notes of Huntco in the initial aggregate principal amount of $50,000,000.00 payable to Noteholders or any one of them, as the same may from time to time be amended, modified, extended or renewed, and "Note" shall mean any one of them.

     Operating Lease shall mean any lease of property, whether real and/or personal, by a Person as lessee which is not a Capitalized Lease.

     Permitted Liens shall means Liens expressly permitted by both the Note Purchase Agreements and the Revolving Credit Agreement.

     Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     Prime Rate shall mean the interest rate announced from time to time by Mercantile Bank National Association (or its successor) as its "prime rate" on commercial loans (which rate shall fluctuate as and when said prime rate shall change). Debtor acknowledges that such "prime rate" is a reference rate and does not necessarily represent the lowest or best rate offered by Mercantile Bank National Association to its respective customers.

     Required Banks shall mean at any time Banks having Sixty-Six and 67/100 Percent (66.67%) or more of the aggregate amount of the Letter of Credit Loans, Revolving Credit Loans or Letters of Credit then outstanding, or if no such loans or Letters of Credit are then outstanding, Sixty-Six and 67/100 Percent (66.67%) of the total commitments of the Banks under the Revolving Credit Agreement.

     Required Noteholders shall mean at any time Noteholders having Sixty-One Percent (61%) or more of the aggregate principal amount of the Notes then outstanding.

     Revolving Credit Agreement shall mean the Amended and Restated Revolving Credit Agreement dated the date hereof by and among Huntco, Huntco Nevada, Inc., Huntco Steel, Inc., Midwest Products, Inc., HSI Aviation, Inc., the Banks and the Agent, as the same may from time to time be amended, modified, extended or renewed.

     Revolving Credit Loan shall mean any revolving credit loan outstanding under the Revolving Credit Agreement.

     Revolving Credit Notes shall mean the revolving credit notes issued and evidencing revolving credit loans outstanding under the Revolving Credit Agreement, as the same may from time to time be amended, modified, extended or renewed and Revolving Credit Note shall mean any one of them.

     Secured Obligations shall mean, collectively, (i) the full and punctual payment when due of all amounts payable by Debtor (whether as principal, guarantor, surety or otherwise) under the Credit Documents whether principal, interest (including any interest accruing subsequent to the commencement of any bankruptcy proceeding, whether or not allowed as a claim in such proceeding), make-whole amounts or funding losses, if any, fees, collection costs and expenses or other amounts, (ii) performance and observance of each other term, covenant, agreement, requirement, condition and provision to be performed or observed by Debtor arising out of or relating to the Credit Documents, or any other agreement or instrument executed and delivered in connection therewith or contemplated thereunder, heretofore, now or hereafter made, incurred or created, including indemnification obligations and expense obligations, and (iii) any payments made to a Creditor pursuant to clauses (i) or (ii) above which payment is rescinded or must otherwise be restored or resumed by such Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Debtor, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to Debtor or any substantial part of its property, and "Secured Obligation" shall mean any one of them.

2. Grant of Security Interest. For value received, Debtor hereby grants to the Collateral Agent for the equal and ratable benefit of the Creditors a security interest in and lien on all of Debtor's now owned and existing and hereafter created, acquired or arising right, title and interest in, to and under the following described property, wherever located, to the extent not already pledged to another creditor as of the date of this Agreement as set forth on Exhibit "B" hereto (collectively, the "Collateral"):

     (a) all accounts (as defined in the Uniform Commercial Code enacted in the State of Missouri), contract rights for the payment of money, chattel paper, documents, instruments and other forms of obligation and other rights to the payment of money (collectively, the Accounts"), and all goods whose sale, lease, rental or other disposition by Debtor have given rise to Accounts and have been returned to or repossessed or stopped in transit by Debtor;

     (b) all inventory of Debtor, wherever located, whether in transit, held by others for Debtor's account, covered by warehouse receipts, purchase orders and/or contracts, or in the possession of any carriers, forwarding agents, truckers, warehousemen, vendors or other Persons, including, without limitation, all raw materials, work in process, finished goods, supplies, goods, incidentals, office supplies and packaging and shipping materials (collectively, the "Inventory");

     (c) all goods, machinery, equipment, appliances, furniture, furnishings, parts, tools and supplies, together with all accessories and parts affixed or appertaining thereto or used in connection therewith but excluding (i) equipment or such other property leased by Debtor as lessee under an Operating Lease, (ii) motor vehicles, and (iii) aircraft or airplanes;

     (d) all books, records, computer records, computer disks, ledger cards, programs and other computer materials, customer and supplier lists, invoices, orders and other property at any time evidencing or relating to any of the Collateral;
     (e) all accessions to any of the property described above and all substitutions, renewals, improvements and replacements of and additions thereto; and

     (f) all proceeds, including, without limitation, proceeds which constitute property of the types described in (a), (b), (c), (d) and (e) above and any rents and profits of any of the foregoing items, whether cash or noncash, immediate or remote, including, without limitation, all income, accounts, contract rights, general intangibles, chattel paper, notes, drafts, acceptances, instruments and other rights to the payment of money arising out of the sale, rental, lease, exchange or other disposition of any of the foregoing items (provided, however, that nothing contained herein or in any financing statement shall be deemed to permit or assent to any such disposition other than as otherwise set forth in this Agreement), and insurance proceeds, and all products of (a), (b), (c), (d) and (e) above, and any indemnities, warranties and guaranties payable by reason of loss or damage to or otherwise with respect to any of the foregoing items; to secure the payment of any and all of the present and future Secured Obligations.

3. Representations and Covenants of Debtor. Debtor hereby represents and warrants to the Collateral Agent and each of the Creditors (with respect to the items listed in Section 3(a), (c), (d) and (j) only), and covenants and agrees with the Collateral Agent and each of the Creditors, that:

     (a) Debtor's chief executive office is that given at the end of this Agreement [Huntco Steel only: "Debtor's registered office in Kentucky is in Jefferson County, Kentucky"] and all other places of business of Debtor and locations of any of the Collateral (except Inventory in transit to Debtor in the ordinary course of its business, proceeds and mobile equipment in use and as otherwise disclosed in any reports furnished by Debtor to Collateral Agent hereunder) and of offices where it keeps its books and records respecting the Collateral are listed on Exhibit A attached hereto and incorporated herein by reference and unless otherwise consented to in writing by the Collateral Agent, all of the Collateral is and will be kept at Debtor's chief executive office or at one of the other locations of Debtor listed on Exhibit A attached hereto and incorporated herein by reference (except Inventory in transit to Debtor in the ordinary course of its business, proceeds and mobile equipment in use and as otherwise disclosed in any reports furnished by Debtor to Collateral Agent hereunder) and none of the Collateral will be attached to or affixed to or become part of any real estate so as to become a fixture under the Uniform Commercial Code of the applicable state or states or to other personal property, other than items of Collateral (except for replacement parts that are attached to or affixed to equipment that is subject to an Operating Lease and is not an item of Collateral);

     (b) Except for Inventory that is delivered to customers on consignment and equipment that is sent to outside locations for repair, both of which Debtor agrees to disclose to Collateral Agent in writing, Debtor will not (i) change the location of its chief executive office, (ii) change the location of any of its other places of business, (iii) change the location of any of the Collateral from Debtor's chief executive office or one of the other locations listed on Exhibit A attached hereto and incorporated herein by reference or (iv) establish any additional places of business or additional locations at which any of the Collateral is stored, kept or processed, unless
(A) such office or Collateral location is located within the continental United States of America, (B) Debtor gives the Collateral Agent thirty (30) days prior written notice of the same and (C) prior to making any such change or establishing any such new location, Debtor executes and/or obtains and delivers to the Collateral Agent any and all additional financing statements and/or amendments thereto, mortgagee waivers, bailee waivers, landlord waivers, warehousemen waivers and other agreements, documents or notices as may be reasonably required by the Collateral Agent; [for Huntco Steel only add "(iv) change the location of its registered office in Kentucky."]

     (c) Debtor is, or, as to Collateral acquired after the date hereof, will be, the sole and absolute owner of all of the Collateral, free and clear of any and all Liens and claims of any kind or nature whatsoever other than the security interest and lien granted hereby and other Permitted Liens, and Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein;

     (d) no financing statement (other than any filed on behalf of the Collateral Agent and any filed with respect to Permitted Liens) covering any of the Collateral is or will be on file in any public office at any time during the term of this Agreement (other than financing statements related to de minimis equipment financings not to exceed $25,000 in the aggregate at any given time);

     (e) Debtor will not, without the prior written consent of the Approving Creditors, sell, transfer, lease or otherwise dispose of or offer to dispose of any of the Collateral or any interest therein other than (i) sales of Inventory by Debtor in the ordinary course of its business (which does not include any sale or other transfer of Inventory in partial or total satisfaction of any Indebtedness) and (ii) other sales and other dispositions permitted by both the Note Purchase Agreements and the Revolving Credit Agreement;

     (f) Debtor will at all times keep all of the Collateral consisting of Inventory, goods, machinery, equipment and/or other tangible personal property in good order and repair (ordinary wear and tear excepted), excepting any loss, damage or destruction which is fully covered by proceeds of insurance, and Debtor will not use any of the Collateral or permit any of the Collateral to be used in violation of any law, rule, regulation, ordinance or insurance policy;

     (g) Debtor will pay promptly when due all taxes and assessments on the Collateral or for its use or operation or upon this Agreement or any of the Secured Obligations or with respect to the perfection of any security interest or lien hereunder;

     (h) Debtor will insure all items of Collateral (except Accounts) against loss or damage of the kind customarily insured against by corporations engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by the Creditors, and carry adequate liability insurance and other insurance of a kind and in an amount generally carried by corporations engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by the Approving Creditors; provided, however, that it shall not be a breach of this Section if newly acquired Collateral (other than Accounts) with a total fair market value of less than $500,000.00 (determined with respect to all Collateral (other than Accounts) not covered by insurance at any point in time) is not covered by such insurance so long as such Collateral is insured within thirty (30) days after Debtor's acquisition of the same. All insurance required by this Section shall be obtained by Debtor within thirty (30) days of receipt by Debtor of each item of Collateral required to be insured hereunder and shall be with insurers rated A-XI or better by A. M. Best Company (or accorded a similar rating by another nationally or internationally recognized insurance rating agency of similar standing if A. M. Best Company is not then in the business of rating insurers or rating foreign insurers) or such other insurers as may from time to time be reasonably acceptable to the Approving Creditors; provided, however, that if any such insurance is not available at commercially reasonable rates from any insurer rated A-XI or better by A. M. Best Company (or accorded a similar rating by another nationally or internationally recognized insurance rating agency of similar standing if A. M. Best Company is not then in the business of rating insurers or rating foreign insurers), then Debtor may obtain such insurance from an insurer rated B or better by A. M. Best Company (or accorded a similar rating by another nationally or internationally recognized insurance rating agency of similar standing if A. M. Best Company is not then in the business of rating insurers or rating foreign insurers) and such insurer shall be deemed to be reasonably acceptable to the Approving Creditors. Such policies of insurance shall contain an endorsement acceptable to the Collateral Agent naming the Collateral Agent as loss payee as its interests may appear. Such endorsement, or an independent instrument furnished to the Collateral Agent, shall provide that the insurance companies will give the Collateral Agent at least thirty (30) days written notice before any such policy or policies of insurance shall be amended or cancelled and that no act or default of Debtor or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies of insurance in the event of any loss of or damage to any of the Collateral. Debtor hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Collateral Agent as its interest may appear. All such insurance may be subject to reasonable deductible amounts. Debtor shall deliver to the Collateral Agent a certificate of an officer of Debtor specifying the details of all insurance then in effect and evidence of the payment of all premiums therefor annually. UNLESS DEBTOR PROVIDES EVIDENCE OF THE INSURANCE COVERAGE REQUIRED UNDER THIS AGREEMENT THE COLLATERAL AGENT MAY PURCHASE INSURANCE AT DEBTOR'S EXPENSE TO PROTECT THE COLLATERAL AGENT'S INTEREST IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT DEBTOR'S INTERESTS. THE COVERAGE THAT THE COLLATERAL AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT DEBTOR MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST DEBTOR IN CONNECTION WITH THE COLLATERAL. DEBTOR MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE COLLATERAL AGENT, BUT ONLY AFTER PROVIDING EVIDENCE THAT DEBTOR HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE COLLATERAL AGENT PURCHASES INSURANCE FOR THE COLLATERAL, DEBTOR WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES THE COLLATERAL AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE AMOUNT OWED BY DEBTOR TO THE CREDITORS. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE DEBTOR MAY BE ABLE TO OBTAIN ON ITS OWN. Debtor hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Collateral Agent as its interest may appear. So long as no Event of Default under this Agreement and no event which with the passage of time or the giving of notice or both would constitute an Event of Default under this Agreement has occurred and is continuing, all insurance proceeds received by the Collateral Agent on account of any loss of or damage to any of the Collateral, after deducting therefrom the reasonable charges and expenses paid or incurred in connection with the collection and disbursement of said proceeds, may, at the option of Debtor, either be used and applied for the sole purpose of paying the cost of repair, restoration or replacement of the Collateral damaged or destroyed, or be applied to the payment of the Secured Obligations in the order and manner set forth in the Intercreditor Agreement. If any Event of Default under this Agreement or any event which with the passage of time or the giving of notice or both would constitute an Event of Default under this Agreement has occurred and is continuing, all insurance proceeds received or held by the Collateral Agent on account of any loss of or damage to any of the Collateral, after deducting therefrom the reasonable charges and expenses paid or incurred in connection with the collection and disbursement of said proceeds, shall be applied to the payment of the Secured Obligations in the order and manner set forth in the Intercreditor Agreement unless otherwise agreed to in writing by the Debtor and the Approving Creditors. Debtor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as Debtor's true and lawful attorney (and agent-in-fact) to, if any Event of Default under this Agreement or any event which with the passage of time or the giving of notice or both would constitute an Event of Default under this Agreement has occurred and is continuing or if Debtor fails to do upon the demand of the Collateral Agent or any of the Creditors, (i) make, settle and adjust claims under such policies of insurance, (ii) endorse the name of Debtor on any check, draft, instrument or other item of payment of the proceeds of such policies of insurance and
(iii) make all determinations and decisions with respect to such policies of insurance.

     (i) Debtor will permit the Collateral Agent to examine and inspect the Collateral or any part thereof, wherever located, at any reasonable time or times on reasonable notice and provided any review or inspection of the Collateral does not unreasonably disrupt or interfere with Debtor's conduct of Debtor's business;

     (j) Debtor has not during the last five (5) years conducted any business (other than a de minimis amount of business) or invoiced more than a de minimis number of the Accounts under any name other than the Debtor's own name. Debtor does not now and will not at any time during the term of this Agreement conduct any business (other than a de minimis amount of business) or invoice more than a de minimis number of the Accounts under any name other than the Debtor's own name and Debtor will not change its name or adopt any fictitious business name or trade name without the prior written consent of the Collateral Agent.

     (k) Debtor will from time to time, and within ten (10) days of receipt of a written request and appropriate forms to do so, at its own expense, execute and deliver to Collateral Agent for filing or recording such financing and continuation statements and such amendments thereto under the Uniform Commercial Code or other applicable law in each jurisdiction requested by Collateral Agent where Debtor or any of the Collateral may be located and such other agreements, documents and instruments and do such other acts and things as may be necessary or as the Collateral Agent or any of the Creditors may from time to time reasonably request, to establish and maintain a valid and perfected first priority security interest in the Collateral in favor of the Collateral Agent to secure the payment of the Secured Obligations. Debtor hereby authorizes the Collateral Agent to file one or more financing or continuation statements or amendments thereto under the Uniform Commercial Code or other applicable law relating to all or any part of the Collateral without the signature of Debtor where permitted by law; provided, however, that nothing in this Agreement shall relieve Debtor of its obligation to execute and deliver to Collateral Agent all necessary financing and continuation statements and amendments thereto under the Uniform Commercial Code or other applicable law in each jurisdiction where Debtor or any of the Collateral may be located in order to perfect and protect the security interest granted to the Collateral Agent under this Agreement. In addition, Debtor covenants and agrees that with respect to Accounts with respect to which the account debtor is the United States of America, any state of the United States or any other governmental body or any department, agency or instrumentality of any of the foregoing, if requested by the Collateral Agent, Debtor will take such action and execute, deliver and file such agreements, documents and instruments as may be necessary or as the Collateral Agent may reasonably request to insure that such Accounts are duly assigned to the Collateral Agent in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) so that the Collateral Agent is recognized by the account debtor to have all of the rights of an assignee of such Accounts;

     (l) Debtor will reimburse the Collateral Agent upon demand for (i) all costs and expenses incident to perfecting, maintaining or terminating the security interest granted hereby, including filing and recording fees, fees for obtaining and transferring certificates of title and all taxes and reasonable legal and other out-of-pocket fees and expenses paid or incurred by the Collateral Agent in connection with any of the foregoing and (ii) all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by the Collateral Agent or any Creditor in seeking to collect or enforce any rights under this Agreement or incurred by the Collateral Agent or any Creditor in seeking to collect or enforce any of the Secured Obligations, all of which costs and expenses shall constitute a part of the Secured Obligations and be payable on demand.

4. Representations and Covenants of Debtor re: Accounts, Inventory and Other Collateral. Debtor hereby represents and warrants to the Collateral Agent and each of the Creditors (with respect to the items listed in Section 4(c) and Section 4(h) only), and covenants and agrees with the Collateral Agent and each of the Creditors, that:

     (a) Debtor will from time to time, as the Collateral Agent may from time to time reasonably request, prepare and deliver to the Collateral Agent at Debtor's expense (i) schedules identifying each Account and (ii) such additional schedules, certificates, test verifications, and reports respecting the Collateral and the proceeds thereof as the Collateral Agent may reasonably request. Any such schedule, certificate or report shall be executed by a duly authorized officer of Debtor and shall be in such form and detail as the Collateral Agent or any of the Creditors may reasonably specify.

     (b) Debtor shall promptly notify the Collateral Agent of the occurrence of any event causing loss or depreciation in value of any material portion of any of the Inventory or other Collateral, and the amount of such loss or depreciation;

     (c) With respect to Accounts scheduled, listed or referred to on any report submitted by Debtor to the Collateral Agent, Debtor represents and warrants to the Collateral Agent that, except as otherwise disclosed on the applicable report: (i) they are genuine, in all respects what they purport to be and are not evidenced by a judgment; (ii) they represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents related thereto; (iii) the amounts thereof shown on the applicable report are actually and absolutely owing to Debtor and are not contingent for any reason; (iv) to the best of Debtor's knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto; (v) Debtor has not made any agreement with any account debtor thereof for any deduction therefrom except a discount or allowance allowed by Debtor in the ordinary course of its business for prompt payment; (vi) to the best of Debtor's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amount thereof as shown on the applicable report which have not been adequately reserved for by Debtor; (vii) to the best of Debtor's knowledge, all account debtors thereof have the capacity to contract and are solvent; (viii) the goods sold and/or services furnished giving rise thereto are not subject to any Lien or claim except that of the Collateral Agent and Permitted Liens; (ix) Debtor has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; (x) to the best of Debtor's knowledge, there are no proceedings or actions which are threatened or pending against any account debtor thereof which could result in any material adverse change in its financial condition; and (xi) to the best of Debtor's knowledge, all of such Accounts are subject to a first priority perfected security interest in favor of the Collateral Agent for the equal and ratable benefit of the Creditors;

     (d) After the occurrence and during the continuation of an Event of Default, any officers, employees or agents of the Collateral Agent on request of the Approving Creditors shall have the right, at any time or times, in the name of the Collateral Agent, any of the Creditors or Debtor or in the name of a nominee of the Collateral Agent or any of the Creditors, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. All costs, fees and expenses relating thereto incurred by the Collateral Agent or any of the Creditors (or for which the Collateral Agent or any of the Creditors becomes obligated) shall become part of the Secured Obligations and be payable by Debtor to the Collateral Agent and/or the applicable Creditors, as the case may be, on demand;

     (e) Debtor will at all times maintain a record of Accounts at its chief executive office, keeping correct and accurate records itemizing and describing the names and addresses of account debtors, relevant invoice numbers, shipping dates and due dates, collection histories and Accounts agings, all of which records shall be available during such Debtor's usual business hours at the request of the Collateral Agent on reasonable notice and provided any review or inspection of such records does not unreasonably disrupt or interfere with Debtor's conduct of Debtor's business. Debtor will conduct a review (or cause its independent certified public accountants to conduct a review) of its bad debt reserves and collection histories at least once each year;

     (f) From and after the occurrence of any Event of Default under this Agreement and so long as such Event of Default is continuing, and so long as the Collateral Agent is otherwise authorized to commence Foreclosure on the Collateral under the terms of this Agreement and the Intercreditor Agreement, the Collateral Agent may, without notice thereof to Debtor, (i) notify any or all account debtors that the Accounts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein; (ii) direct such account debtors to make all payments due from them to Debtor upon the Accounts directly to the Collateral Agent; and (iii) enforce payment of and collect, by legal proceedings or otherwise, the Accounts in the name of the Collateral Agent and/or Debtor;

     (g) Debtor will, at its own expense, use commercially reasonable efforts to collect, as and when due, all amounts due with respect to the Accounts;

     (h) With respect to Inventory scheduled, listed or referred to in any report to the Collateral Agent, Debtor represents and warrants to the Collateral Agent that, except as otherwise disclosed in such reports: (i) such Inventory (other than Inventory in transit to Debtor in the ordinary course of its business) is located at Debtor's chief executive office, one of the other locations of Debtor listed on Exhibit A or another location with respect to which Debtor has complied with all of the requirements of Section 3(b) of this Agreement; (ii) Debtor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or claim whatsoever except for the security interest granted to the Collateral Agent under this Agreement and except for Permitted Liens; (iii) such Inventory is of good and merchantable quality, free from material defects; (iv) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; (v) the completion of manufacture and sale or other disposition of such Inventory by the Collateral Agent or any of the Creditors following an Event of Default will not require the consent of any Person and will not constitute a breach or default under any contract or agreement to which Debtor is a party or to which any of the Inventory is subject; (vi) such Inventory has not been produced in violation of the Fair Labor Standards Act and is not subject to the so-called "hot goods" provision contained in Title 29 U.S.C. Section 215(a)(1); and (vii) such Inventory is not on consignment with Debtor;

     (i) Debtor will at all times maintain a perpetual inventory system or physical inventory system keeping correct and accurate records describing the kind, type, quality and quantity of Inventory, Debtor's cost therefor and withdrawals therefrom and additions thereto, all of which records shall be available during Debtor's usual business hours at the request of the Collateral Agent on reasonable notice and provided any review or inspection of such records does not unreasonably disrupt or interfere with Debtor's conduct of Debtor's business. Debtor will conduct such physical counts of all or any portion of its Inventory as the Collateral Agent may from time to time reasonably request and will supply the Collateral Agent with a report in a form and with such specificity as may be satisfactory to the Collateral Agent concerning any physical count of any or all of the Inventory of Debtor; and

     (j) Neither the Collateral Agent nor any of the Creditors shall be responsible for: (i) the safekeeping of any of the Inventory; (ii) any loss or damage to any of the Inventory; (iii) any diminution in the value of any of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person. As between Debtor, on the one hand, and the Collateral Agent and the Creditors, on the other hand, all risk of loss, damage, destruction or diminution in value of the Inventory shall be borne by Debtor. From and after the occurrence of any Event of Default under this Agreement and so long as any such Event of Default is continuing, the Collateral Agent in its sole and absolute discretion may require that Inventory be stored with a bailee, warehouseman or similar party and warehouse receipts therefor be issued in the Collateral Agent's name and be delivered to the Collateral Agent. Debtor agrees to do whatever acts are reasonably required to effectuate the foregoing.

5. Collections of Collateral. Debtor hereby agrees that, at all times during the continuance of any Event of Default under this Agreement, and so long as the Collateral Agent is otherwise authorized to commence Foreclosure on the Collateral under the terms of this Agreement and the Intercreditor Agreement, Debtor will forthwith upon receipt transmit and deliver to the Collateral Agent, in the form received, all cash, checks, drafts, chattel paper and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Collateral Agent) which may be received by Debtor at any time in full or partial payment or otherwise as proceeds of the Accounts and/or any of the other Collateral, the proceeds of which shall be applied by the Collateral Agent to the payment of the Secured Obligations in the order and manner set forth in the Intercreditor Agreement. Any such items which may be received by Debtor will not be commingled with any other of Debtor's funds or property, but will be held separate and apart from Debtor's own funds and property and upon express trust for the Collateral Agent until delivery is made to the Collateral Agent.

6. Additional Actions by the Collateral Agent. The Collateral Agent, at its option, may from time to time perform any agreement of Debtor hereunder which Debtor shall fail to perform and take any other action which the Collateral Agent in good faith deems reasonably necessary for the maintenance or preservation of any of the Collateral or its interest therein (including, without limitation, the discharge of taxes or liens of any kind against the Collateral or the procurement of insurance or the payment of warehousing charges, landlord's bills or other charges), and Debtor agrees to forthwith reimburse the Collateral Agent for all reasonable costs and expenses incurred by the Collateral Agent in connection with the foregoing, together with interest thereon at a rate per annum equal to the lesser of (i) Three Percent (3%) over and above the Prime Rate (fluctuating as and when the Prime Rate changes) and (ii) the highest rate of interest allowed by applicable law, from the date incurred until reimbursed by Debtor. The Collateral Agent may for the foregoing purposes act in its own name or that of Debtor and may also so act for the purposes of adjusting, settling or canceling any policy of insurance on the Collateral or endorsing any draft received in connection therewith, in payment of a loss or otherwise, for all of which purposes Debtor hereby grants to the Collateral Agent its power of attorney, irrevocable during the term of this Agreement.

7. Defaults. The occurrence of any of the following events or conditions shall constitute an "Event of Default" under this Agreement: (a) Debtor shall fail to pay any principal of, interest on or other amount with respect to any of the Secured Obligations as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise; (b) default by Debtor in the due performance or observance of any of the terms, provisions, covenants or agreements contained in Sections 3(b), 3(d), 3(e), 3(h), 3(i), 3(j), 3(k), 4(c), 4(f) or 4(h) of this Agreement; (c) default by Debtor in the due performance or observance of any of the other terms, provisions, covenants or agreements contained in this Agreement and any such default shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to Debtor by the Collateral Agent or (ii) any officer of Huntco obtains knowledge of such default; (d) any representation or warranty made by Debtor in this Agreement shall be untrue or incorrect in any material respect; (e) any "Event of Default" (as defined therein) shall occur under or within the meaning of any of the Note Purchase Agreements; or (f) any "Event of Default" (as defined therein) shall occur under or within the meaning of the Revolving Credit Agreement.

8. Remedies. Upon the occurrence and during the continuation of any Event of Default under this Agreement and so long as Collateral Agent is otherwise authorized to commence Foreclosure on the Collateral under the terms of this Agreement and the Intercreditor Agreement, (a) the Collateral Agent shall have the right to take immediate possession of the Collateral covered hereby, and, for that purpose may pursue the same wherever said Collateral may be found, and may enter upon any of the premises of Debtor without breach of the peace and with or without process of law, wherever said Collateral may be or may be supposed to be, and search for the same, and, if found, take possession of and remove and sell and dispose of said Collateral, or any part thereof;
(b) the Collateral Agent shall have the right to notify any account debtor with respect to any Account to make all payments under the Accounts directly to the Collateral Agent and demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose and realize on the Accounts and all amounts due under the Accounts as the Collateral Agent may determine; (c) the Collateral Agent shall have the right to exercise such of the other rights and remedies accruing to a Creditor under the Uniform Commercial Code of the relevant state or states and any other applicable law upon default by a debtor as the Collateral Agent may elect; and (d) the Collateral Agent shall have the right to enter, with or without process of law and without breach of the peace, any premises where the books and records of Debtor pertaining to the Accounts or any of the other Collateral are or may be located, and without charge or liability on the part of the Collateral Agent therefor require Debtor to provide photocopies of or to itself to make photocopies of said books and records or remain upon said premises and use the same for the purpose of collecting, preparing and disposing of the Collateral and/or for the purpose of identifying and locating any of the Collateral. Debtor shall, upon the Collateral Agent's request, assemble the Collateral and make the Collateral available to the Collateral Agent at any place designated by the Collateral Agent which is reasonably convenient to Debtor.

9. Foreclosure. Foreclosure on the Collateral covered hereby may be had at public or private sale or sales, disposing of such portion or portions of the Collateral at each such sale, for cash or on credit, on such terms, at such place or places, and with or without the Collateral being present at such sale, all as the Collateral Agent in its sole and absolute discretion shall determine from time to time provided, however, that every aspect of the disposition including the method, manner, time, place and terms must be commercially reasonable in accordance with the Uniform Commercial Code, as adopted in the applicable state or states, in effect at the time of any such disposition. In the case of public sale, notice thereof shall be deemed and held to be adequate and reasonable if such notice shall appear five (5) times in a newspaper of general circulation published in the City or County wherein the sale is to be held, the first such publication being at least thirty (30) days before such sale and the last such publication being not more than three
(3) days before such sale. In the case of a private sale, notice thereof shall be deemed and held to be adequate and reasonable if such notice shall be mailed to Debtor at its last known address at least thirty (30) days before such sale. The enumeration of these methods of notice shall not be deemed or construed to render unreasonable any other similar method of notice which would otherwise be reasonable under the circumstances. Any notice of public sale must specify the date, time place and terms of sale.

10. Application of Proceeds and Deficiency. The Collateral Agent shall apply the net proceeds of any sale, lease or other disposition of any of the Collateral or of any other collection of any of the Collateral or any proceeds of any of the Collateral, after deducting all costs and expenses of every kind incurred therein or incidental to the retaking, holding, preparing for sale, selling, leasing or the like of the Collateral on Debtor's premises, or elsewhere, or in any way related to the Collateral Agent's rights hereunder (including, without limitation, reasonable attorneys' fees and expenses, court costs, bonds and other legal expenses, insurance, security guard and alarm expenses incurred in connection with the holding of the Collateral, advertisements of sale of the Collateral, and rental and utilities expense on the premises or elsewhere in connection with storage and sale of the Collateral) to the payment of the Secured Obligations in the order and manner set forth in the Intercreditor Agreement. The Collateral Agent shall pay any other amounts required by any existing or future provision of law (including
Section 9-504(1)(c) of the Uniform Commercial Code or any comparable statutory provision of any jurisdiction where Debtor or any of the Collateral may at the time be located). The Collateral Agent must account and promptly pay over to Debtor or to whomever else may be legally entitled thereto the surplus, if any. Debtor shall remain liable to the Collateral Agent and the Creditors for the payment of any deficiency, with interest, provided Debtor remains liable to Creditors therefor under applicable law.

11. The Collateral Agent's Care of Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if it takes such action for that purpose as Debtor requests in writing, but failure of the Collateral Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Collateral Agent to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Debtor, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

12. Amendments; Waivers; Remedies Cumulative. No delay on the part of the Collateral Agent in the exercise of any right hereunder shall operate as a waiver thereof and no single or partial exercise by the Collateral Agent of any right shall preclude other or further exercise thereof or the exercise of any other right. Each and every right granted to the Collateral Agent hereunder, under the other Credit Documents, or at law or in equity, shall be deemed cumulative and may be exercised from time to time. Neither the Collateral Agent nor any of the Creditors shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver whatsoever shall be valid unless in writing and signed by the Collateral Agent and/or the applicable Creditors, as the case may be, and then only to the extent therein set forth. A waiver by the Collateral Agent or any of the Creditors of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent and/or such Creditors would otherwise have on any future occasion. This Agreement may not be amended except by a writing duly signed by Debtor and the Collateral Agent and consented to in writing by the Approving Creditors. In any event, this Agreement may not be amended to release Collateral, change the definition of Collateral or of Secured Obligations or any similar amendment materially adverse to any Creditor without the written consent of all Creditors. The headings of the paragraphs hereof shall not be considered in the construction or interpretation of this Agreement.

13. Irrevocable Power of Attorney. Debtor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all Persons designated by the Collateral Agent) as the true and lawful agent and attorney-in-fact of Debtor with full power of substitution to: (a) if any Event of Default under this Agreement has occurred and is continuing and provided and so long as Collateral Agent is otherwise authorized to commence Foreclosure on the Collateral under the terms of this Agreement and the Intercreditor Agreement,
(i) demand payment of Accounts, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Debtor's rights and remedies with respect to proceedings brought to collect an Account, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Debtor's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the postal authorities of any change of the address for delivery of Debtor's mail to an address designated by the Collateral Agent, and open all mail addressed to Debtor for the purpose of collecting Accounts and the proceeds of any other Collateral (with all other mail to be promptly returned to Debtor), (ix) take control in any manner of any item of payment or proceeds of any Account or any other Collateral, (x) have access to any lockbox or postal box into which Debtor's mail is deposited, (xi) endorse Debtor's name upon any items of payment or proceeds thereof and apply the same to the payment of the Secured Obligations,
(xii) endorse Debtor's name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Account or any goods pertaining thereto, (xiii) endorse Debtor's name on any verification of Accounts and notices thereof to account debtors and (xiv) do all acts and things which are necessary, in the Collateral Agent's sole discretion, to fulfill the Debtor's obligations under this Agreement; and (b) at any time,
(i) execute in Debtor's name and on Debtor's behalf any financing statements and/or continuations thereof and/or amendments thereto under the Uniform Commercial Code or other applicable law in any jurisdiction where Debtor or any of the Collateral may be located and (ii) do any and all things necessary and take such actions in the name and on behalf of Debtor to carry out the intent of this Agreement, including, without limitation, the grant of the security interest granted under this Agreement and to perfect and protect the security interest granted to the Collateral Agent in respect to the Collateral and the Collateral Agent's rights created under this Agreement. Debtor agrees that neither the Collateral Agent nor any of its agents, designees or attorneys-in-fact will be liable for any acts of commission or omission (other than for acts of commission or omission which constitute gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order), or for any error of judgment or mistake of fact or law in respect to the exercise of the power of attorney granted under this Section. The power of attorney granted under this Section shall be irrevocable during the term of this Agreement.

14. Notices. All notices provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the United States mail, registered or certified mail, return receipt requested and postage prepaid, or deposited with Federal Express, Airborne, or similar reasonably reliable company for overnight delivery, postage prepaid, or sent by telecopy transmission, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto by similar method: if to the Collateral Agent to 721 Locust Street, St. Louis, Missouri 63101, Attention: Large Corporate Accounts, Telecopy No.: (314) 425-2203 and if to Debtor, to the address or telecopy number of the chief executive office of Debtor listed at the end of this Agreement, Attention: President.

15. Applicable Law and Severability. It is the intention of the parties hereto that this Agreement is entered into pursuant to the provisions of the Uniform Commercial Code as it is in force in the State of Missouri (the "UCC"). Any applicable provisions of the UCC, not specifically included herein, shall be deemed a part of this Agreement in the same manner as if set forth herein at length; and any provisions of this Agreement that might in any manner be in conflict with any provision of the UCC shall be deemed to be modified so as not to be inconsistent with the UCC. In all respects this Agreement and all transactions, assignments and transfers hereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the substantive laws of the State of Missouri (without reference to conflict of law principles); provided, however, that the perfection of, and the effect of the perfection or non-perfection of, the security interests and liens created by this Agreement on any property located in jurisdiction other than the State of Missouri shall in all respects be governed, construed, applied and enforced in accordance with the substantive laws of the applicable jurisdiction. To the extent any provision of this Agreement is not enforceable under applicable law, such provision shall be deemed null and void and shall have no effect on the remaining portions of this Agreement.

16. Successors and Assigns; Duration of Security Interest. This Agreement shall be binding upon Debtor and shall inure to the benefit of the Collateral Agent and its successors. Debtor may not assign any of its rights or delegate any of its obligations under this Agreement. This Agreement shall continue in full force and effect and the security interest and lien granted hereby and all of the representations, warranties, covenants and agreements of Debtor hereunder and all of the terms, conditions and provisions hereof relating thereto shall continue to be fully operative until such time as: (i) (a) Debtor shall have paid or caused to be paid, or otherwise discharged, all of the Secured Obligations, (b) there shall be no remaining commitment or obligation of the Collateral Agent or any of the Creditors to advance funds, make loans or otherwise extend credit to Debtor under any of the Credit Documents, (c) all of the Letters of Credit shall have expired or been terminated, and (d) the Revolving Credit Agreement shall have been terminated; or (ii) the occurrence of a Collateral Release Event as defined in the Intercreditor Agreement. Debtor expressly agrees that to the extent a payment or payments to the Collateral Agent or any of the Creditors, or any part thereof, are subsequently invalidated, declared to be void or voidable or set aside and are required to be repaid to a trustee, custodian, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

17. Consent to Jurisdiction; Waiver of Jury Trial. DEBTOR IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DIVISION, AS THE COLLATERAL AGENT MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. DEBTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. DEBTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH DEBTOR MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND DEBTOR FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. DEBTOR HEREBY EXPRESSLY WAIVES ALL RIGHTS OF ANY OTHER JURISDICTION WHICH DEBTOR MAY NOW OR HEREAFTER HAVE BY REASON OF ITS PRESENT OR SUBSEQUENT DOMICILES. DEBTOR AUTHORIZES THE SERVICE OF PROCESS UPON DEBTOR BY REGISTERED MAIL SENT TO DEBTOR AT ITS ADDRESS SET FORTH IN SECTION 14. DEBTOR (AND BY ITS ACCEPTANCE HEREOF, THE COLLATERAL AGENT) HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH DEBTOR AND THE AGENT ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

IN THE EVENT ANY OF THE SECURED OBLIGATIONS SECURED HEREBY ARE PAYABLE ON DEMAND, NEITHER THIS AGREEMENT NOR ANYTHING CONTAINED HEREIN SHALL BE DEEMED TO ALTER OR IMPINGE UPON THE DEMAND CHARACTER OF SUCH OBLIGATION.

IN WITNESS WHEREOF, Debtor has executed this Security Agreement this 24th day of March, 1998.

____________________________, Debtor
By: ________________________
Title:______________________
Address of Chief Executive Office
 of Debtor and Location of Books and Records of Debtor:

Accepted this 24th day of March, 1998.
MERCANTILE BANK NATIONAL ASSOCIATION, as Collateral Agent